CNL Strategic Capital, LLC 8-K

Exhibit 99.1

News Release

For information contact: Colleen Johnson Senior Vice President Marketing and Communications CNL Financial Group 407-650-1223

CNL Strategic capital Acquires majority stake in Healthcare safety holdings llc

(Orlando, Fla.) July 17, 2020 — CNL Strategic Capital, LLC closed an investment in Healthcare Safety Holdings LLC (HSH). CNL Strategic Capital holds a majority stake in HSH and this is the seventh company in CNL Strategic Capital’s portfolio.

Founded in 1988 and headquartered in Excelsior, Minnesota, HSH is a leading producer of daily use insulin pen needles, syringes and related product offerings for the human and animal diabetes care markets. The company specializes in providing “dispense and dispose” solutions, which allow users to more easily and safely dispose of sharps. HSH produces branded and private label products sold primarily through distributors to retail pharmacies, veterinary clinics and dialysis centers, as well as via e-commerce channels.

About CNL Strategic Capital

CNL Strategic Capital is a publicly registered, non-traded limited liability company that seeks to provide current income and long-term appreciation to individuals by acquiring controlling equity stakes in combination with loan positions in durable and growing middle-market businesses. The company is externally managed by CNL Strategic Capital Management, LLC and Levine Leichtman Strategic Capital, LLC. For additional information, please visit cnlstrategiccapital.com.

About CNL Financial Group

CNL Financial Group (CNL) is a private investment management firm providing real estate and alternative investments. Since inception in 1973, CNL and/or its affiliates have formed or acquired companies with more than $34 billion in assets. CNL is headquartered in Orlando, Florida. For additional information, please visit cnl.com.

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About Levine Leichtman Capital Partners

Levine Leichtman Capital Partners, LLC is a middle-market private equity firm with a 36-year track record of successfully investing across various targeted sectors, including franchising, professional services, education and engineered products. LLCP utilizes a differentiated Structured Equity investment strategy, combining debt and equity capital investments in portfolio companies. This unique structure provides a less dilutive solution for management teams and entrepreneurs, while delivering growth and income with a significantly lower risk profile.

LLCP’s global team of dedicated investment professionals is led by seven partners who have worked together for an average of 21 years. Since inception, LLCP has managed approximately $11 billion of institutional capital across 14 investment funds and has invested in over 85 portfolio companies. LLCP currently manages approximately $7 billion of assets – including its most recent flagship fund, Levine Leichtman Capital Partners VI, L.P., which closed in 2018 with $2.5 billion of committed capital – and has offices in Los Angeles, New York, Chicago, Charlotte, Miami, London, Stockholm and The Hague. For additional information, please visit llcp.com.

The information in this press release may include “forward-looking statements.” These statements are based on the beliefs and assumptions of CNL Strategic Capital’s management and on the information currently available to management at the time of such statements. Forward-looking statements generally can be identified by the words “believes,” “expects,” “intends,” “plans,” “estimates” or similar expressions that indicate future events. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond CNL Strategic Capital’s control. Important risks, uncertainties and factors that could cause actual results to differ materially from those in the forward-looking statements include the risks associated with the Company’s ability to pay distributions and the sources of such distribution payments, the Company’s ability to locate and make suitable investments and other risks  described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K and the other documents filed by the Company with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

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